NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

December 21, 2009

NYSE Amex LLC (the “Exchange” or “NYSE Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

American Corporate Accruals, Inc.

American Corporate Accrual Receipts, Series 1 Relating to General Motors Corporation 8.10% Debentures due June 15, 2024

Commission File Number – 033-79752

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1009(a)(ii) of the Company Guide which states that for the protection of investors, the Exchange may immediately suspend trading in any security, and make application to the SEC to delist the security and/or the Exchange staff may truncate the procedures specified in this Section; and

(b)

Section 1002(e) of the Company Guide which states that the Rules of the Exchange provides that the Board of Directors may, in its discretion, at any time, and without notice, suspend dealings in, or may remove any security from, listing or unlisted trading privileges. The Exchange, as a matter of policy, will consider the suspension of trading in, or removal from listing or unlisted trading of, any security when, in the opinion of the Exchange any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

2.

The decision to delist American Corporate Accrual Receipts, Series 1 Relating to General Motors Corporation 8.10% Debentures due June 15, 2024 (the “Security”) was based on General Motors Corporation’s June 1, 2009 announcement of a voluntary filing by the Company and three domestic subsidiaries for relief under Chapter 11 of the U.S Bankruptcy Code with the United States Bankruptcy Court in the Southern District of New York.

3.

In reviewing the eligibility of the Security for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On August 26, 2009, the Security was notified by the NYSE Amex that it was not in compliance with Section 1009(a)(ii) of the Company Guide. Based on the nature and severity of the continued listing deficiencies, it was necessary and appropriate, for the protection of investors to truncate the continued listing evaluation and follow up procedures as set forth in Section 1009 of the Company Guide and move to immediately suspend trading in and delist the Security (the “Staff Determination”). The Exchange’s letter dated August 26, 2009 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by September 1, 2009.

(b)

The Company did not appeal the Staff Determination to the Panel within the requisite time period or at all and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. John Sabo, President of American Corporate Accruals, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Amex LLC